Exhibit 99.1
Pro Forma Financial Information
Background
On December 14, 2018, Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II" or the "Registrant”), Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), Griffin Capital Essential Asset Operating Partnership, L.P. (the "GCEAR Operating Partnership"), Griffin Capital Essential Asset Operating Partnership II, L.P. (the "GCEAR II Operating Partnership") and Globe Merger Sub, LLC, a wholly owned subsidiary of the Registrant (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).
Prior to the Mergers (as defined below), on December 14, 2018, GCEAR and the GCEAR Operating Partnership entered into a series of transactions, agreements, and amendments to GCEAR’s existing agreements and arrangements (such agreements and amendments hereinafter collectively referred to as the “Self Administration Transaction”), with Griffin Capital Company, LLC (“GCC”) and Griffin Capital, LLC (“GC LLC”), pursuant to which GCC and GC LLC contributed to the GCEAR Operating Partnership all of the membership interests in Griffin Capital Real Estate Company, LLC (“GRECO”) and certain assets related to the business of GRECO, in exchange for 20,438,684 units of limited partnership in the GCEAR Operating Partnership and additional limited partnership units as earn-out consideration.
On April 30, 2019, pursuant to the Merger Agreement, (i) GCEAR merged with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of the Registrant (the “Company Merger”) and (ii) the GCEAR II Operating Partnership merged with and into the GCEAR Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the GCEAR Operating Partnership surviving the Partnership Merger. At such time, (i) in accordance with the applicable provisions of the Maryland General Corporation Law and the Maryland Limited Liability Company Act, the separate existence of GCEAR ceased and (ii) in accordance with the Delaware Revised Uniform Limited Partnership Act, the separate existence of the GCEAR II Operating Partnership ceased.
At the effective time of the Company Merger, each issued and outstanding share of GCEAR’s common stock (or fraction thereof), $0.001 par value per share (the “GCEAR Common Stock”), converted into the right to receive 1.04807 shares (the “Exchange Ratio”) of Class E common stock of the Registrant, $0.001 par value per share (the “Class E Common Stock”), and each issued and outstanding share of GCEAR’s Series A cumulative perpetual convertible preferred stock converted into the right to receive one share of Series A cumulative perpetual convertible preferred stock of the Registrant.
At the effective time of the Partnership Merger, each GCEAR Operating Partnership unit (“OP Units”) outstanding immediately prior to the effective time of the Partnership Merger converted into the right to receive 1.04807 Class E OP Units in the surviving partnership and each GCEAR II Operating Partnership unit outstanding immediately prior to the effective time of the Partnership Merger converted into the right to receive one OP Unit of like class in the surviving partnership. The special limited partnership interest of the GCEAR II Operating Partnership was automatically redeemed, canceled and retired as described in the Merger Agreement.
In addition, on April 30, 2019, following the Partnership Merger, Merger Sub merged with and into the Registrant. On April 30, 2019, in connection with the Partnership Merger, the GCEAR Operating Partnership filed a Certificate of Amendment to Certificate of Limited Partnership with the Delaware Secretary of State to update its general partner to the Registrant.
As a result of the Self Administration Transaction and the Mergers, the Registrant is now self-managed and succeeds to the advisory, asset management and property management arrangements formerly in place for both GCEAR and the Registrant.
The combined company (the “Combined Company”) following the Mergers retains the name “Griffin Capital Essential Asset REIT II, Inc.”
On April 30, 2019, the Registrant, through the GCEAR Operating Partnership, entered into that certain second amended and restated credit agreement (the "Second Amended and Restated Credit Agreement") related to a revolving credit facility and three term loans (the "Term Loans" and collectively with the revolving credit facility, the "KeyBank Loans") with a syndicate of lenders, under which KeyBank, National Association ("KeyBank") serves as administrative agent, and various notes related thereto. In addition, the Registrant entered into a guaranty agreement. As part of the Second Amended and Restated Credit Agreement, the GCEAR Operating Partnership paid the credit facility outstanding principle of $715.0 million.
The Mergers were accounted for as an asset acquisition under Accounting Standards Codification (“ASC”) 805, Business Combinations with GCEAR treated as the accounting acquirer and the Company Merger accounted for as a reverse acquisition. The total purchase price was allocated to the individual assets acquired and liabilities assumed based upon their relative fair values. Intangible assets were recognized at their relative fair values in accordance with ASC 350. The allocation of the purchase price reflected in these unaudited pro forma consolidated financial statements has not been finalized and is based upon preliminary estimates of these fair values, which is the best available information at the current time. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma consolidated financial statements. Based on an evaluation of the relevant factors and the guidance in ASC 805 requiring significant management judgment, the entity considered the acquirer for accounting purposes is not the legal acquirer. In order to make this consideration, various factors have been analyzed including which entity issued its equity interests, relative voting rights, existence of minority interests (if any), control of the board of directors, management composition, existence of a premium as it applies to the Exchange Ratio, relative size, transaction initiation, operational structure, relative composition of employees, surviving brand and name, and other factors. The strongest factor identified is the relative size of GCEAR and the Registrant. Based on financial measures, GCEAR was a significantly larger entity than the Registrant and its stockholders hold the majority of the voting shares of the Combined Company.
The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of the Registrant as of the effective time of the Mergers were recorded at their respective relative fair values and added to those of GCEAR. Transaction costs incurred by GCEAR were capitalized in the period in which the costs were incurred and services were received. The total purchase price was allocated to the individual assets acquired and liabilities assumed based upon their relative fair values. Intangible assets were recognized at their relative fair values in accordance with ASC 805. The allocation of the purchase price reflected in these unaudited pro forma consolidated financial statements has not been finalized and is based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations as of April 30, 2019. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.
The Self Administration Transaction was accounted for as a business combination in accordance with Accounting Standards Codification ASC 805, Business Combinations.
As of and For the Year Ended December 31, 2018
The unaudited pro forma consolidated financial statements are prepared and are based on assumptions and estimates considered appropriate by the management of the Registrant. However, they are not necessarily indicative of what the Combined Company's financial condition or results of operations actually would have been if the Mergers had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. Additionally, the unaudited pro forma consolidated financial statements do not include the impact of any of the potential synergies that may be achieved in the Mergers or any strategies that the Combined Company’s management may adopt in order to continue to efficiently manage the ongoing operations of the Combined Company.
The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 give effect to the Mergers and the Self Administration Transaction as if the Mergers and the Self Administration Transaction had been consummated on January 1, 2018 (the “Pro Forma Effective Date”). The unaudited pro forma consolidated balance sheet gives effect to the Mergers and the Self Administration Transaction as if they had occurred on December 31, 2018.
You are urged to read the following unaudited pro forma financial information in conjunction with the Consolidated Balance Sheets of GCEAR and the Registrant as of December 31, 2018, the related Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders Equity, and Cash Flows for the year ended December 31, 2018, and the Notes thereto.
The determination of the fair values of the Registrant’s assets and liabilities is based upon preliminary estimates of fair values using the best available information at the time, and is subject to change. The final determination of the fair values of the Registrant’s assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of April 30, 2019. The completion of the final valuations could cause material differences in these unaudited pro forma consolidated financial statements.
.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEET
December 31, 2018
(in thousands, except share amounts)

	Historical		Adjustment		Proforma
	GCEAR	GCEAR II			Merger
ASSETS
Cash and cash equivalents	$48,478	$28,623	$(10,854)	A,B	$66,247
Restricted cash	15,807	12,904	—		28,711
Real estate:					—
Land	350,470	122,482	16,424	B,C	489,376
Building and improvements	2,165,016	819,224	81,773	B,C	3,066,013
Tenant origination and absorption cost	530,181	240,364	(16,716)	B,C	753,829
Construction in progress	27,697	144	—		27,841
Total real estate	3,073,364	1,182,214	81,481		4,337,059
Less: accumulated depreciation and amortization	(538,412)	(128,570)	128,570	D	(538,412)
Total real estate, net	2,534,952	1,053,644	210,051		3,798,647
Due from affiliates	19,685	1,202	(11,734)	E	9,153
Investments in unconsolidated entities	30,565	—	—		30,565
Intangible assets, net	17,099	2,923	3,967	F	23,989
Deferred rent	55,163	31,189	(31,189)	G	55,163
Deferred leasing costs, net	29,958	—	—		29,958
Goodwill	229,948	—	—		229,948
Other assets	31,120	6,850	—		37,970
Total assets	$3,012,775	$1,137,335	$160,241		$4,310,351

LIABILITIES AND EQUITY
Total debt, net	$1,353,531	$481,955	$13,833	H	1,849,319
Restricted reserves	8,201	11,565	—		19,766
Interest rate swap liability	6,962	—	—		6,962
Accrued expenses and other liabilities	80,616	21,023	—		101,639
Distributions payable	12,248	3,650	—		15,898
Due to affiliates	42,406	19,048	(36,734)	E, I	24,720
Below market leases, net	23,115	46,229	(31,096)	B, J	38,248
Total liabilities	1,527,079	583,470	(53,997)		2,056,552
Perpetual convertible preferred shares	125,000	—	—		125,000
NCI subject to redemption	4,887	—	—		4,887
Common stock subject to redemption	11,523	37,357	(11,523)	K	37,357
Stockholders' equity:
Common stock	166	76	8	L,M	250
Additional paid-in-capital	1,556,778	656,500	59,503	M	2,272,781
Cumulative distributions	(570,977)	(125,297)	125,297	K	(570,977)
Accumulated earnings (deficit)	128,525	(15,953)	15,953	K	128,525
Accumulated other comprehensive loss	(2,409)	—	—		(2,409)
Total stockholders' equity	1,112,083	515,326	200,761		1,828,170
Noncontrolling interests	232,203	1,182	25,000	I	258,385
Total equity	1,344,286	516,508	225,761		2,086,555
Total liabilities and equity	$3,012,775	$1,137,335	$160,241		$4,310,351
See accompanying notes

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2018
(in thousands, except share and per share amounts)

	Historical	Adjustments		Self- Administered	Historical	Adjustments		Proforma
	GCEAR	GRECO		GCEAR	GCEAR II	GCEAR II		Merger
Revenues:
Rental income	$247,442	$—		$247,442	$87,789	$(1,753)	d	$333,478
Lease termination income	15,671	—		15,671	—	—		15,671
Property expense recovery	73,246	—		73,246	18,605	—		91,851
Total revenue	336,359	—		336,359	106,394	(1,753)		441,000

Expenses:
Asset management fees to affiliates	23,668	(23,668)	a	—	—	—		—
Property management fees to affiliates	9,479	(9,479)	a	—	1,832	(1,832)	a	—
Property management fees (third-party)	—	3,695	b	3,695	—	—		3,695
Property operating expense	49,509	—		49,509	7,382	—		56,891
Advisory fees to affiliates	—	—		—	9,316	(9,316)	a	—
Performance distribution allocation to affiliates	—	—		—	7,783	(7,783)	a	—
Property tax expense	44,662	—		44,662	10,120	—		54,782
Self-administration transaction expense	1,331	(1,331)	c	—	—	—		—
Acquisition fees and expenses to non affiliates	—	—		—	1,938	(1,938)	c	—
General and administrative expenses	6,968	15,188	b	22,156	3,471	—		25,627
Corporate operating expenses to affiliates	3,594	(1,788)	b	1,806	3,011	(3,011)	b	1,806
Depreciation and amortization	119,168	—		119,168	44,665	4,056	e	167,889
Total expenses	258,379	(17,383)		240,996	89,518	(19,824)		310,690
Income (loss) from operations	77,980	17,383		95,363	16,876	18,071		130,310

Other income (expense):
Interest expense	(55,194)	—		(55,194)	(20,375)	6,701	f	(68,868)
Other income	275	—		275	212	—		487
Loss from investment in unconsolidated entity	(2,254)	—		(2,254)	—	—		(2,254)
Gain from disposition of assets	1,231	—		1,231	—	—		1,231
Advisory income	—	21,942	g	21,942	—	(21,942)	g	—
Net income (loss)	22,038	39,325		61,363	(3,287)	2,830		60,906
Distributions to redeemable preferred unit holders	(3,275)	—		(3,275)	—	—		(3,275)
Less: Net (income) loss attributable to noncontrolling interests	(789)	(8,023)	h	(8,812)	6	2,459	h	(6,347)
Net income (loss) attributable to controlling interest	17,974	31,302		49,276	(3,281)	5,289		51,284
Distributions to redeemable noncontrolling interests attributable to common stockholders	(356)	—		(356)	—	—		(356)
Net income (loss) attributable to common stockholders	$17,618	$31,302		$48,920	$(3,281)	$5,289		$50,928
Net income (loss) per share, basic and diluted	$0.10			$0.29	$(0.04)			$0.20
Weighted average number of common shares outstanding: basic	167,803,846	—		167,803,846	77,657,627	6,474,496	i	251,935,969
Weighted average number of common shares outstanding: diluted	167,803,846	29,183,429		196,987,275	77,657,627	6,602,675		281,247,577
See accompanying notes

Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet
The unaudited pro forma consolidated balance sheet as of December 31, 2018 reflects the following adjustments:
Merger with GCEAR II
A. The adjustment reflects the expenses that GCEAR II & GCEAR expects to incur relating to legal, accounting and other third-party expenses in connection with the Merger that are not included in the historical financial statements of approximately $13.0 million and cash that will be paid out.
The adjustment includes approximately $2.1 million of net proceeds from the Second Amended and Restated Credit Agreement.
B. The Mergers were effected by each of GCEAR’s 166.3 million issued and outstanding shares of common stock being converted into the right to receive 1.04807 newly issued shares of the Class E Common Stock of the Registrant. The Registrant's 77.5 million issued and outstanding shares of common stock remained outstanding. As the Company Merger is considered a reverse acquisition, the total consideration transferred was computed on the basis of GCEAR’s estimated value per share of $10.03 (including estimated transaction costs) as of December 31, 2018, divided by the exchange ratio of 1.04807 multiplied by the number of the Registrant's shares of common stock outstanding as of December 31, 2018. Consideration transferred is calculated as such (in thousands except share and per share data):

GCEAR II common stock outstanding as of December 31, 2018	77,525,973
Exchange ratio (including GCEAR and GCEAR II transaction costs)	1.04807
Implied GCEAR common stock issued in consideration	73,970,224
GCEAR estimated value per share (including transaction costs) as of December 31, 2018	$10.03
Value of implied GCEAR common stock issued at consideration	$741,921
The Registrant's merger costs are included in total consideration because when the Mergers closed, these costs were either accrued or already paid by the Registrant and thus reflected as a reduction in the net assets of the Registrant that were acquired as part of the Mergers. The estimated allocation of the consideration presented in the unaudited pro forma consolidated balance sheet incorporates reasonable fair value estimates for buildings and improvements, land, intangible lease assets and liabilities, related indebtedness and other assets and liabilities, including cash that were acquired and assumed in the Mergers.
The allocation of the consideration, and the determination of the fair values of the Registrant's assets and liabilities, are based on the actual valuations of tangible and intangible assets and liabilities that exist as of April 30, 2019, the date of the Mergers. The final determination of the fair value of real estate and real estate related assets and liabilities is based on estimates and assumptions made by the Registrant's management, using customary methods, including data from appraisals, comparable sales, discounted cash flows and other methods.

The preliminary allocation of the values of the real estate and real estate related assets and liabilities, including $11.5 million in estimated capitalized transaction costs, is as follows (in thousands):

Assets:
Cash and cash equivalents	$17,769
Total real estate investments	1,039,903
Acquired intangibles	230,538
Other	9,366
Total assets:	$1,297,576
Liabilities:
Mortgage notes payable	$376,898
Unsecured credit facility	118,890
Acquired lease intangible	15,133
Other	18,552
Total liabilities:	$529,473
Total non controlling interest	$26,182
Estimated fair value of net assets acquired	$741,921
The remaining useful lives for the real estate and real estate related assets and liabilities as of December 31, 2018 are as follows:

Buildings	40 years
Building improvements	5-20 years
Tenant improvements	Shorter of estimated useful life or remaining contractual lease term
Tenant origination and absorption cost	Remaining contractual lease term
In-place lease valuation	Remaining contractual lease term with consideration as to below-market extension options for below-market leases
C. The adjustments reflect an increase/decrease in the carrying amounts of the Registrant's land, buildings and improvements, tenant origination and absorption costs and construction in progress to record them at their estimated fair values. The estimated fair values were determined by considering information from several sources and based on customary methods, primarily real estate market trends, including rental rates and income capitalization rates. The estimated allocation of the acquisition consideration is primarily based upon management's existing methodology and historical experiences in determining and allocating the acquisition price of real estate transactions to the respective real estate and related assets and liabilities. See “B.”above for further detail.
D. The adjustments eliminate the Registrant's historical balance for accumulated depreciation.
E. The adjustments eliminate intercompany receivables/payables from GCEAR to the Registrant. The remaining receivable/payable is due to/from GCC.
F. The adjustments eliminate the Registrant's historical accumulated amortization and reflects an increase in the carrying amounts of the Registrant's intangible lease assets acquired to record them at their estimated fair values. The estimate of above market lease values is based upon the present value of the difference between the contractual amount to be paid pursuant to each lease and management's estimate of the market lease rate for each lease, measured over a period equal to the remaining non-cancelable term of the lease.
G. The adjustments eliminate the Registrant's historical balances of straight-line rent receivables of approximately $31.2 million.

H. The adjustments reflect the Key Bank Loans deferred financing costs, and the principal paid down of the GCEAR Operating Partnership revolving credit facility. In addition, the adjustments include the fair value of the Registrant's mortgages outstanding.

Year Ended December 31, 2018
Fair value GCEAR II mortgages	$376,898
Less: GCEAR II historical mortgages	376,970
Fair value adjustment	(72)
GCEAR II historical mortgages unamortized deferred financing costs	1,562
Total GCEAR II mortgages adjustment	$1,490

GCEAR II historical unamortized deferred financing costs- term loan & revolving credit facility	$6,538

Key Bank Loans (net of principal payment of term loan -$715 million)	$7,854
Key Bank Loans deferred financing costs (net of term loan deferred financing costs)	(2,049)
$5,805
Total net debt fair value adjustment	$13,833
I. As part of the Self Administration Transaction consideration, the GCEAR Operating Partnership issued as earn-out consideration limited partnership units having a value equal to the estimated per share net asset value of the GCEAR common stock as of the date of issuance of such units. The estimated fair value of this earn-out had been recorded as $25.0 million and was presented in Due to Affiliates on the consolidated balance sheets as of December 31, 2018. As the limited partnership units were issued on April 30, 2019 before the Mergers were consummated, the liability was reclassified into noncontrolling interest.
J. The adjustments eliminate the Registrant's historical accumulated amortization and reflects the fair value adjustment of intangible lease liabilities assumed. The determination of the estimated fair value was primarily based on the present value of the difference between the contractual amount to be paid pursuant to each lease and management's estimate of the market lease rate for each lease, measured over a period equal to the remaining non-cancelable term of the lease.
K. The adjustments eliminate the Registrant's cumulative distributions, accumulated earnings, and GCEAR’s common stock subject to redemption.
L. The adjustments eliminate GCEAR’s historical common stock amount and reflects the par value of the outstanding stock of the Registrant's issued to GCEAR shareholders for the Combined Company. The calculation is based on 166.3 million shares based on the fixed conversion rate of 1.04807.
M. The adjustment represents the Registrant's historical equity balances adjusted to reflect the implied consideration. The calculation was based on 77.5 million issued and outstanding shares of the Registrant's common stock, which was divided by the exchange ratio and then multiplied by the estimate value per share (including transaction costs) of GCEAR’s common stock as of December 31, 2018 of $10.03. Details of the additional paid-in-capital adjustments are as follows (in thousands):

GCEAR II historical additional paid-in-capital at December 31, 2018	$656,500
Implied Merger consideration	$741,921
Less: GCEAR II historical common stock at December 31, 2018	(76)
Pro forma GCEAR II ending APIC fair valuation adjustment	$741,845
Less: common stock issued to GCEAR shareholders (excluding historical costs)	(8)
GCEAR II Pro forma APIC	$741,837
Common stock subject to redemption and redemptions payable (GCEAR)	$11,523
Less: Common stock subject to redemption (GCEAR II)	$(37,357)
Change in GCEAR II APIC	$59,503

Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2018
The following paragraphs explain the adjustments to operating and property level revenues and certain expenses included in the unaudited pro forma consolidated statements of operations for the year ended December 31, 2018:
a. The Self Administration Transaction and Mergers adjustments reflect the elimination of asset management, property management, advisory and performance distribution fees to affiliates, as these costs will be eliminated in the consolidated statements of operations.
b. In connection with the Self Administration Transaction, 37 employees of GCC became direct employees of GRECO. Upon the consummation of the Mergers, such employees remained employees of GRECO. In addition to the executive officers of the Combined Company, such employees include professionals in the following key areas: acquisitions, asset management, investor relations, legal, compliance, financial reporting, and accounting. The general and administrative expense adjustments include actual base salary and accrued bonuses incurred. In addition, the adjustments include approximately $0.2 million per month as part of an administrative services agreement between the Registrant, the GCEAR Operating Partnership, GCC, GC LLC, GRECO, and Griffin Capital Essential Asset TRS, Inc. (the "Administrative Services Agreement"). Pursuant to the Administrative Services Agreement, certain shared services, such as IT, HR, and Due Diligence support, are provided by GCC and its affiliates. Since the above-mentioned 37 employees became employees of GRECO, the allocation of corporate operating expenses was eliminated. In addition, GCEAR is expected to incur third party property management fees, which were previously paid by GRECO. Lastly, GCEAR and the Registrant will continue to incur rent expense for the Chicago, IL office which is not part of the Administrative Services Agreement. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2018 has been adjusted for these costs.
c. The adjustments eliminate acquisition costs related to the Self Administration Transaction and Mergers included in historical statements, as these costs are nonrecurring charges that are directly attributable to the Self Administration Transaction and/or Mergers.
d. The historical rental income for GCEAR and the Registrant represents the contractual and straight-line rents pursuant to the leases in effect during the time periods presented. The adjustments included in the pro forma are presented to adjust contractual rent revenue to a straight-line basis and to amortize the in-place lease valuation, in accordance with ASC 805-10, Business Combinations, as if the Mergers occurred on the Pro Forma Effective Date (January 1, 2018).
The following summarizes the adjustment made to rent revenue for the Registrant for the year ended December 31, 2018 (dollars in thousands):

Year Ended December 31, 2018
Adjustment to straight-line rent	$2,108
(Above)/below market, in-place rent	(3,861)
Total	$(1,753)
e. Depreciation expense is calculated, for purposes of the unaudited pro forma consolidated statements of operations, based on an estimated useful life of 40 years for building and building improvements, and the remaining contractual, in-place lease term for intangible lease assets. As the Registrant would have commenced depreciation and amortization on the Pro Forma Effective Date, the depreciation and amortization expense included in the Registrant historical financial statements has been reversed so that the unaudited pro forma consolidated statements of operations reflects the depreciation and amortization that GCEAR would have recorded.
The following tables summarize the depreciation and amortization expense by asset category for the Registrant's properties that would have been recorded for the year ended December 31, 2018 less the reversal of depreciation and amortization expense included in the Registrant's historical financial statements (dollars in thousands):

Year Ended December 31, 2018
Building and building improvements depreciation	$22,111
Tenant absorption and leasing costs amortization	26,608
Less: GCEAR II historical depreciation	(20,465)
Less: GCEAR II historical amortization	(24,198)
Total	$4,056
f. The adjustment to the unaudited pro forma consolidated statements of operations reflects the discount amortization on the Registrant's fixed rate debt and unamortized deferred financing write off costs. The adjustment also includes interest expenses and amortization of deferred financing costs related to the Second Amended and Restated Credit Agreement. The following adjustments were included to interest expense (dollars in thousands):

Year Ended December 31, 2018
Discount, net,	$(196)

Deferred financing costs	(1,305)
Less: Historical deferred financing costs	3,581
Total deferred financing costs	$2,276

Interest expense	$(29,705)
Less: Historical interest expense	34,326
$4,621
Total adjustment	$6,701
g. The adjustment to the unaudited pro forma consolidated statements of operations reflects the Registrant's advisory fees that would be received or paid to GRECO as part of the Self Administration Transaction. The advisory fees are eliminated as part of the consolidation of GCEAR and the Registrant.
h. The following table summarizes the weighted average shares and units outstanding as of December 31, 2018 and the allocable percentage of non-controlling interest (dollars in thousands):

Self-Administration Transaction	Year Ended December 31, 2018
GCEAR weighted average common shares outstanding - historical basis (A)	174,056,069
GCEAR Non-controlling weighted average operating units outstanding - historical basis (B)	6,252,222
GCEAR Operating partnership units issued as part of the Self Administration Transaction and Mergers (C)	22,931,206
Percentage of operating partnership units (non-controlling interests) to total outstanding shares (B+C)/(A+B+C)	14.36%
Net income	$61,363
Net (income) attributable to non-controlling interests based on the percentage of operating partnership units outstanding to total outstanding shares	$(8,812)
Less: Historical net (income) attributed to noncontrolling interests	(789)
Adjustment	$(8,023)

Mergers	Year Ended December 31, 2018
GCEAR II weighted average common shares outstanding - historical basis (A)	77,657,627
Non-controlling weighted average operating units outstanding, including operating units issued as part of the Self Administration Transaction and Mergers (GCEAR and GCEAR II) - historical basis (B)	29,311,607
GCEAR II Class E subsequent to the Company Merger (C)	174,278,342
Percentage of operating partnership units (non-controlling interests) to total outstanding shares B/(A+B+C)	10.42%
Net income (loss)	$60,906
Net (income) loss attributable to non-controlling interests based on the percentage of operating partnership units outstanding to total outstanding shares	$(6,347)
Net (income) loss attributable to non-controlling interests based on the percentage of operating partnership units outstanding to total outstanding shares (Self Administration Transaction)	$(8,812)
Less: Historical net (income) loss attributed to noncontrolling interests	$6
Adjustment	$2,459
i. The adjustment converts the GCEAR historical outstanding shares to the Registrant's shares based on the Exchange Ratio of 1.04807 (see table below).

GCEAR historical shares as of December 31, 2018	166,285,021
Exchange Ratio	1.04807
Total GCEAR shares converted to Combined Company shares	174,278,342

Total GCEAR shares converted to Combined Company shares	174,278,342
GCEAR historical weighted average shares as of December 31, 2018	167,803,846
Adjusted GCEAR shares to reflect Exchange Ratio as of December 31, 2018	6,474,496